Exhibit 99

DERMA SCIENCES ANNOUNCES 8-FOR-1 REVERSE STOCK SPLIT

Split is effective Monday, February 1, 2010

PRINCETON, NJ – January 29, 2010 - Derma Sciences, Inc. (OTC Bulletin Board: DSCI), a specialty medical device/pharmaceutical company focused on advanced wound care, today announced that it would implement an 8-for-1 reverse split of its issued and outstanding common shares, effective for shareholders of record on February 1, 2010, and a proportional reduction of its authorized common and preferred shares. Immediately after the stock split, Derma Sciences will have 5,039,468 common shares outstanding.  The split is effective at 12:01 am EST February 1, 2010.

"We undertook the reverse stock split as part of our plan to list our common stock for trading on the NASDAQ Stock Market," commented Derma Sciences’ CEO, Edward Quilty. "This reverse split should enable us to meet the minimum per share price requirement of NASDAQ.  We believe that our listing on NASDAQ will be viewed as a positive development by both our shareholders and the investment community.”

For the 20-day period following implementation of the reverse split, Derma Sciences' ticker symbol will be "DSCID" to reflect the post-split price. Following that period, the ticker symbol will revert to "DSCI."

About Derma Sciences, Inc.

Derma Sciences is a global manufacturer and marketer of advanced wound care products. Its key product, MEDIHONEY(R), is sold throughout the world by Derma Sciences and Comvita New Zealand -- the licensor of the patented honey-based technology -- and is the leading brand of honey-based dressings for the management of wounds and burns. The product has been shown to be effective in a variety of wounds and burns, and was the focus of a positive large-scale randomized controlled trial on leg ulcers. Derma's recently FDA cleared BIOGUARD(TM) Barrier Dressing is the Company's latest new product entrant into the $14 billion global wound care market.

 Forward-Looking Statements

Statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements which may be made in this release or which are otherwise made by or on behalf of the Company. Factors which may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's filings with the Securities and Exchange Commission.

Contact:

Derma Sciences, Inc.
Edward J. Quilty
Chairman and CEO
equilty@dermasciences.com
(609) 514- 4744

The Investor Relations Group
212-825-3210
Jason Strominger (Investor Relations)
Janet Vasquez (Media Relations)